Exhibit 10.22
The Middlefield Banking Company
Summary of Annual Incentive Plan
     The Middlefield Banking Company Annual Incentive Plan was adopted by the board of directors in 2003. The Annual Incentive Plan may be terminated by the board at any time. Administered by the board’s Compensation Committee, the Annual Incentive Plan provides for an annual cash bonus to all officers and employees based upon performance in the preceding year. The plan does not allow for payment of awards in any form other than cash, nor does it allow for deferral of plan awards. All employees are eligible to receive a payout under the plan. Distributions under the plan are made in the first quarter of the year if the established goals for the preceding year are achieved.
     The President and Chief Executive Officer is eligible for a cash bonus in an amount ranging from 10% of salary if minimum performance measures for the year are achieved, or 20% of salary if the targeted performance measures are achieved, or up to 30% of salary if bank performance exceeds targets. For achievement of the bank’s targeted performance, the Executive Vice President and Chief Operating Officer would be eligible for a cash bonus of 15% of salary, or up to 20% if targets are exceeded, but only 10% if minimum performance measures only are achieved. Although the performance measures may change at the Compensation Committee’s discretion, for the President and Chief Executive Officer and for the Executive Vice President and Chief Operating Officer the relevant bank performance measure is return on average equity (ROAE). Selected senior officers are eligible for a cash bonus of 7.5% for achievement of minimum performance measures, or 10% for achievement of the target and 12.5% of salary for performance exceeding the target. Selected senior managers are eligible for a cash bonus of 5% for achievement of minimum performance measures, 7.5% for achievement of targeted performance, and 10% for performance exceeding the target. A number of non-officer employees with some supervisory responsibility are eligible for a cash bonus ranging from 3% (minimum performance measures) to 9% (performance exceeding target), and finally all other employees are eligible for a cash bonus ranging from 3% (minimum) to 7% of salary (performance exceeding target).
     At or shortly before the beginning of each year, the Compensation Committee establishes the performance targets for the President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer. The President and Chief Executive Officer and the Executive Vice President and Chief Operating Officer, acting together, establish the targets for bank performance for all officers other than themselves. The objectives are tied to the strategic and financial plans of Middlefield Banc Corp.’s bank subsidiary. The bank-wide performance measures can be return on average equity (ROAE), return on average assets (ROAA), loan growth, deposit growth, efficiency ratio, and net interest margin. Performance measures specific to each individual can also be taken into account. Each employee has pre-determined goals and is provided with a quarterly report of his or her achievement of those goals. For 2006, the only bank-wide performance measure that will apply is ROAE.